Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces 2026 First Quarter Results

Special Cash Dividend of $0.60 per Common Share Declared in the Quarter

RICHMOND, VA, April 23, 2026 /PRNewswire/ -- Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS), the holding company of Blue Ridge Bank, National Association (“Blue Ridge Bank” or the “Bank”) and BRB Financial Group, Inc., today announced financial results for the quarter ended March 31, 2026.

For the quarter ended March 31, 2026, the Company reported net income of $0.8 million, or $0.01 per diluted common share, compared to net income of $4.2 million, or $0.04 per diluted common share, for the quarter ended December 31, 2025, and a net loss of $0.4 million, or ($0.01) per diluted common share, for the quarter ended March 31, 2025. Net income for the first quarter of 2026 included after-tax expenses of $1.3 million related to the transition of executive officers. Net income for the first quarter of 2026 when excluding these transition expenses was $2.1 million, or $0.02 per diluted common share. Additionally, net income for the first quarter of 2026 and fourth quarter of 2025 included after-tax benefit for recovery of credit losses of $0.5 million and $1.2 million, respectively.

"On behalf of our 281 Blue Ridge Bank employees, I am pleased to report a fourth consecutive profitable quarter on the strategic journey back to our community banking roots," commented Harry Golliday, interim president and chief executive officer. "As in the prior quarter, our results reflect the impact of separation, severance, and incentive-related expenses, as well as the ongoing reduction of non-strategic loans outside of our local banking footprint—actions that weighed on near-term results but enhance the core earnings power of the community banking franchise.

"We continue to execute on noninterest expense reduction initiatives to more closely align these expenses with our community banking model. Headcount, a major driver of our noninterest expense, has been reduced by 70, or 20%, since the end of the first quarter of 2025. Results of additional initiatives will be realized in the second half of 2026.

"This quarter was also our first full quarter of operations after release last November from the regulatory consent order. The improved regulatory standing and lower capital requirements provided flexibility for another special dividend declared on March 30. In addition, we have been able to turn even greater attention to sound growth initiatives and are pleased to see increasing loan and deposit pipelines."

Q1 2026 Highlights

(Comparisons for First Quarter 2026 are relative to Fourth Quarter 2025 unless otherwise noted.)

Net Income:

•
Net income for the quarter was $0.8 million, or $0.01 per diluted common share, compared to net income of $4.2 million, or $0.04 per diluted common share, for the prior quarter.

•
Income before income taxes of $1.1 million for the quarter included a $0.6 million pre-tax recovery of credit losses, $1.6 million in pre-tax executive officer transition expenses, and $1.0 million of pre-tax incentive-related expenses, while the prior quarter income before income taxes of $5.4 million included a $1.5 million pre-tax recovery of credit losses, $0.3 million in pre-tax incentive-related expenses, and $0.4 million of pre-tax income on the 2024 sale of mortgage servicing rights ("MSRs"). Incentive-related expenses in the fourth quarter of 2025 reflect reductions in expense for certain performance-based incentive plans.

Net Interest Income / Net Interest Margin:

•
Net interest income totaled $16.9 million and $18.1 million for the current and prior quarters, respectively. Total interest income decreased by $2.1 million in the quarter, primarily due to the decline in average balances of loans held for investment and loans held for sale, which collectively declined $50.5 million on a sequential quarter basis. Interest expense declined by $0.9 million for the quarter, largely driven by lower average balances of brokered deposits, which declined $37.0 million on a sequential quarter basis. Cost of deposits declined 13 basis points to 2.27% for the quarter, compared to 2.40% in the prior quarter, while net interest margin ("NIM") was 2.90% and 3.04% for the same respective periods.

Capital:

•
On March 30, 2026, the Company announced a special cash dividend of $0.60 per share of its common stock, totaling approximately $54.1 million, payable on April 27, 2026 to shareholders of record as of the close of business on April 13, 2026. Also on March 30, 2026, the Company announced an amendment and restatement of warrants issued in the Company's private placements of securities that closed during the second quarter of 2024 (the "Warrant Amendment"). Pursuant to the Warrant Amendment, at any time while the warrant is outstanding, the per share exercise price of each warrant is reduced by the per share dividend amount in lieu of cash distributions to warrant holders, including the special cash dividends paid in November 2025 and declared in March 2026. The Company had previously accrued $6.1 million for the fourth quarter 2025 dividend to be paid if and when the warrants are exercised. As a result of the Warrant Amendment, the $6.1 million accrual was reversed in the first quarter.

•
The ratio of tangible common stockholders’ equity to tangible total assets was 11.4%1, compared to 13.2%1 at the prior quarter end, while tangible book value per common share (“TBV”) was $3.111 compared to $3.651 as of the same respective dates. The decline in both metrics was primarily driven by the special cash dividend declared in the quarter, partially offset by the aforementioned reversal of the fourth quarter 2025 dividend accrued for warrants.

•
At March 31, 2026, the Bank’s tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 11.01%, 15.33%, 15.33%, and 16.47%, respectively, compared to 13.04%, 18.18%, 18.18%, and 19.16%, respectively, at the prior quarter end. Capital ratios for the Company at March 31, 2026 for tier 1 leverage ratio, tier 1 risk-based capital ratio, common equity tier 1 capital ratio, and total risk-based capital ratio were 12.13%, 16.87%, 16.87%, and 18.67%, respectively, compared to 13.81%, 19.22%, 19.22%, and 20.69%, respectively, at the prior quarter end. The decline in these ratios for both the Bank and the Company was primarily a result of the aforementioned special cash dividend in the quarter.

Noninterest Income / Noninterest Expense:

•
Noninterest income for the first quarter was $2.3 million compared to $2.7 million for the fourth quarter of 2025. Noninterest income in the prior quarter included $0.4 million of reserves released due to the receipt of additional sales proceeds that were contractually held back from the 2024 sales of MSRs and swap transaction fees of $0.3 million, partially offset by a $0.2 million impairment on a fintech-related investment. No such transactions occurred in the current quarter.
•
Noninterest expense for the first quarter was $18.7 million compared to $16.9 million for the prior quarter, an increase of $1.8 million. The increase was primarily due to higher salaries and employee benefits expense, driven primarily by executive officer transition ($1.6 million) and incentive-related ($0.7 million) expenses, partially offset by lower salaries and health insurance costs ($0.5 million).
•
Headcount as of March 31, 2026, was 281, compared to 302 at December 31, 2025, and 351 at March 31, 2025.

Income Tax:

•
Income tax expense for the current and prior quarter was $0.3 million and $1.1 million, respectively, with an effective income tax rate for the same respective periods of 24.9% and 21.2%. The higher effective income tax rate in the quarter was primarily driven by limitations on the tax deductibility of certain costs.

Balance Sheet:

•
Total assets decreased to $2.41 billion at quarter end from $2.43 billion at the prior quarter end, a reduction of $18.5 million, primarily driven by declines in loans held for investment of $31.8 million and loans held for sale of $14.8 million. Included in the reduction of loans held for investment in the quarter were payoffs and paydowns of approximately $24.1 million of out-of-market loans. The decline in loans held for sale reflects the Company's complete exit from its indirect fintech lending activities in the quarter.

•
Total deposits, when excluding brokered deposits, increased $13.4 million in the first quarter of 2026. Brokered deposit balances declined $31.5 million in the current quarter, as existing brokered time deposits were paid off upon maturity. The ratio of noninterest-bearing demand deposits to total deposits was 20.7% and 20.9% as of March 31, 2026 and December 31, 2025, respectively.

•
Total stockholders' equity decreased to $277.0 million at quarter end from $323.7 million at the prior quarter end, a decline of $46.7 million. The majority of this decline was attributable to the special cash dividend ($54.1 million) declared on March 30, 2026, partially offset by the $6.1 million reversal of the dividend accrued in the fourth quarter of 2025 for payment to warrant holders if and when such warrants are exercised.

Asset Quality:

•
Nonperforming loans, which include nonaccrual loans and loans past due 90 days or more and accruing interest, improved to $21.0 million, or 0.87% of total assets, at March 31, 2026, compared to $23.8 million, or 0.98% of total assets, at the prior quarter end. The decline in nonperforming loans primarily reflects nonperforming loan paydowns in the quarter. Nonperforming assets, which include other real estate owned, were $22.6 million, or 0.94% of total assets, at March 31, 2026 compared to $25.4 million, or 1.05% of total assets, at the prior quarter end.

•
Recovery of credit losses of $0.6 million for the quarter was primarily due to loan portfolio balance reductions of approximately $31.8 million and $0.3 million of net loan recoveries, including an $0.8 million recovery of a specialty finance loan charged off in 2022. For the prior quarter, $1.5 million recovery of credit losses was primarily due to loan portfolio balance reductions of approximately $47.0 million, a $0.9 million recovery of a specialty finance loan charged off in 2022, and reductions to reserves on individually evaluated loans.

•
The allowance for credit losses as a percentage of total loans held for investment was 1.05% at March 31, 2026 compared to 1.04% at the prior quarter end. Net loan recoveries were $0.3 million in both the current and prior quarters. The net loan recoveries to average loans outstanding ratio (quarter-to-date annualized) was 0.07% for both the current and prior quarters.

Income Statement:

Net interest income was $16.9 million for the first quarter of 2026, compared to $18.1 million and $19.0 million for the fourth and first quarters of 2025, respectively. Relative to the prior quarter, the decrease reflected primarily lower yields on loans, including lower accretion of discounts on acquired loans, and lower average balances of loans held for investment, while relative to the year-ago period, the decrease reflected lower average balances of loans held for investment and loans held for sale. Interest expense declined by $0.9 million and $3.9 million in the first quarter of 2026, compared to the fourth quarter of 2025 and the first quarter of 2025, respectively, primarily driven by lower average balances of brokered deposits.

Average balances of interest-earning assets were $2.33 billion for the three months ended March 31, 2026, a decrease of $48.9 million from the prior quarter and $286.1 million from the first quarter of 2025. Average balances of loans held for investments were $1.85 billion for the first quarter of 2026, a decrease of $43.4 million from the prior quarter and $243.0 million from the first quarter of 2025. Average balances of loans held for sale were $4.7 million for the first quarter of 2026, a decrease of $7.1 million from the fourth quarter of 2025 and $24.8 million from the first quarter of 2025, respectively, reflective of the the Company's winddown and exit of its indirect fintech lending partnerships. The yield on loans held for investment was 5.50% for the first quarter of 2026 compared to 5.66% and 5.70% for the fourth and first quarters of 2025, respectively. The decline in the first quarter of 2026 relative to the prior quarter and the same quarter of 2025 was primarily due to a decline in higher yielding out-of-market loans and lower accretion of discounts on acquired loans. Accretion of discounts on acquired loans had a 4, 10, and 7 basis point positive effect on yield on loans held for investment for the first quarter of 2026, fourth quarter of 2025, and first quarter of 2025, respectively.

Average balances of interest-bearing liabilities were $1.67 billion for the three months ended March 31, 2026, a decrease of $24.0 million relative to the prior quarter and $226.2 million from the first quarter of 2025. The decline in the first quarter of 2026 relative to the prior quarter was primarily attributable to lower rates paid on deposit balances and lower average balances of brokered deposits of approximately $37.0 million. The decline in average balances of interest-bearing liabilities relative to the first quarter of 2025 was primarily due to reductions of brokered time deposits ($138.8 million) and borrowings ($25.1 million of subordinated debt).

Cost of funds was 2.42% for the first quarter of 2026, compared to 2.54% for the fourth quarter of 2025, and 2.78% for the first quarter of 2025, while cost of deposits was 2.27%, 2.40%, and 2.62%, for the same respective periods. These declines reflect lower average balances of higher-rate brokered deposits. Cost of deposits, excluding brokered deposits, was 1.97% for the quarter, compared to 2.04% for the prior quarter, and 2.19% for the year-ago quarter period.

NIM was 2.90% for the first quarter of 2026, compared to 3.04% in the prior quarter, and 2.90% in the first quarter of 2025. The decrease in NIM in the quarter relative to the prior quarter was driven by lower yields on loans held for investment, primarily due to a decline in higher yielding out-of-market loans and lower accretion of discounts on acquired loans, as well as decreases in average balances of higher yielding loans held for sale, partially offset by lower cost of funds, driven by lower average balances of higher-rate brokered deposits. Compared to the prior quarter, the decline in accretion of discounts reduced NIM by approximately 5 basis points.

Recoveries of credit losses of $0.6 million, $1.5 million, and $0 were reported in the first quarter of 2026, fourth quarter of 2025, and first quarter of 2025, respectively. The recovery of credit losses of $0.6 million for the first quarter of 2026 was primarily due to loan portfolio balance reductions of $31.8 million and $0.3 million of net loan recoveries, including an $0.8 million recovery on a loan charged off in 2022. In the prior quarter, the $1.5 million recovery of credit losses was primarily due to loan portfolio balance reductions of approximately $47.0 million, a $0.9 million recovery on a loan charged off in 2022, and reductions to reserves on individually evaluated loans.

Noninterest income was $2.3 million in the first quarter of 2026, compared to $2.7 million in the fourth quarter of 2025, and $3.1 million in the first quarter of 2025. Noninterest income in the first quarter of 2026 and fourth quarter of 2025 included $0 and $0.4 million, respectively, of released reserves associated with the 2024 sales of MSRs. In the first quarter of 2025, the Company reported a loss on the sale of the Company’s mortgage division of $0.2 million, and as a result, residential mortgage banking income was $0 for the first quarter of 2026 and fourth quarter of 2025 and $0.7 million in the first quarter of 2025. Swap transaction fee income was $0, $0.3 million, and $0 for the same respective periods.

Noninterest expense was $18.7 million for the first quarter of 2026, a $1.8 million increase from the prior quarter and a $4.2 million decrease from the year-ago period. The largest contributor to the increase in the current quarter was higher salaries and employee benefits expenses of $1.9 million, primarily due to $2.3 million of executive officer transition and incentive-related expenses, partially offset by lower salary expense and health insurance costs. The decrease in noninterest expense in the first quarter of 2026 relative to the same period of 2025 was primarily due to lower expenses as a result of the termination of the consent order with the Bank's primary regulator, under which the Bank was operating until it was terminated in the fourth quarter of 2025, and the transition to a more traditional community banking model. Lower expenses resulting from the consent order termination were primarily in salaries and benefits, as the number of full-time employees declined by 70 full-time employees, or over 20%, since March 31, 2025, and also resulted in lower technology costs, audit fees, and FDIC insurance premiums.

Balance Sheet:

Loans held for investment were $1.83 billion at March 31, 2026, compared to $1.87 billion at December 31, 2025, and $2.06 billion at March 31, 2025. The decline compared to the prior quarter was primarily driven by declines in loans held for investment of $31.8 million and loans held for sale of $14.8 million. Included in the reduction of loans held for investment were payoffs and paydowns of approximately $24.1 million of out-of-market loans. Loans held for investment declined $225.8 million from the first quarter of 2025, primarily attributable to payoffs and paydowns of approximately $121.4 million of out-of-market loans as the Company transitioned to a more traditional community banking model. Loans held for sale at March 31, 2026 declined $23.6 million from the first quarter of 2025, reflecting the Company's winddown and exit of its indirect fintech lending partnerships.

Total deposits were $1.89 billion at March 31, 2026, a decrease of $18.1 million and $236.4 million from December 31, 2025 and March 31, 2025, respectively. Brokered deposit balances were $207.2 million, $238.7 million, and $339.1 million at the end of the first quarter of 2026, fourth quarter of 2025, and first quarter of 2025, respectively. Brokered deposits as a percentage of total deposits declined to 10.9% at March 31, 2026, from 12.5% at December 31, 2025 and 15.9% at March 31, 2025. Excluding brokered deposits, total deposits increased $13.4 million from December 31, 2025 and decreased $104.5 million from March 31, 2025.

Noninterest-bearing deposits represented 20.7%, 20.9%, and 21.3% of total deposits at March 31, 2026, December 31, 2025, and March 31, 2025, respectively. Excluding brokered deposits, noninterest-bearing deposits represented 23.3%, 23.8%, and 25.2% of total deposits as of the same respective dates.

Subordinated notes were $14.7 million at both March 31, 2026 and December 31, 2025 and $39.8 million at March 31, 2025. The decrease from the first quarter of 2025 reflects the Company's full redemption of its $15.0 million subordinated note in the second quarter of 2025 and $10.0 million partial redemption of its $25.0 million of subordinated notes maturing October 15, 2029 (the "2029 Notes") in the third quarter of 2025. The effective interest rate in the first quarter of 2026 on the 2029 Notes was 7.92%, inclusive of the amortization of the purchase accounting adjustment (premium).

About Blue Ridge Bankshares, Inc.:

Blue Ridge Bankshares, Inc. is the holding company for Blue Ridge Bank and BRB Financial Group, Inc. The Company, through its subsidiaries and affiliates, provides a wide range of financial services including retail and commercial banking, and retail mortgage lending. The Company also provides investment and wealth management services and management services for personal and corporate trusts, including estate planning and trust administration. Visit www.mybrb.com for more information.

Reclassifications:

Certain amounts presented in the consolidated financial statements of prior periods have been reclassified to conform to current period presentations. The reclassifications had no effect on net income (loss), net income (loss) per share, or stockholders’ equity, as previously reported.

Non-GAAP Financial Measures:

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures, including tangible assets, tangible common equity, tangible book value per common share, and tangible common equity to tangible total assets to supplement the evaluation of the Company’s financial condition and performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the financial condition and capital position of the Company’s business. These non-GAAP disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements:

This release of the Company contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of management’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words of similar meaning. The Company cautions that the forward-looking statements are based largely on management’s expectations and are subject to a number of known and unknown risks and uncertainties that may change based on factors which are, in many instances, beyond its control. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•
the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•
the effects of, and changes in, the macroeconomic environment and financial market conditions, including monetary and fiscal policies, interest rates and inflation;
•
reputational risk and potential adverse reactions of the Company’s customers, suppliers, employees, or other business partners;
•
the quality and composition of the Company’s loan and investment portfolios, including changes in the level of the Company’s nonperforming assets and charge-offs;
•
the Company’s management of risks inherent in its loan portfolio, the credit quality of its borrowers, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure;
•
the ability to maintain adequate liquidity by growing and retaining deposits and secondary funding sources, especially if the Company's or its industry's reputation becomes damaged;
•
the emergence of digital assets and payment stablecoins, and evolving legislative or regulatory frameworks, which could alter deposit flows, competition, and credit intermediation and in turn, adversely affect the Company’s funding, liquidity, or overall financial performance;
•
the ability to maintain capital levels adequate to support the Company's business;
•
the ability of the Company to implement cost-saving initiatives and efficiency measures, as well as increase earning assets, in order to yield acceptable levels of profitability;
•
the ability to generate sufficient future taxable income for the Company to realize its deferred tax assets, including the net operating loss carryforward;
•
the usage of advances and changes in technological and social media to develop timely and competitive products and services, and the acceptance of these products and services by new and existing customers;
•
the willingness of users to substitute competitors’ products and services for the Company’s products and services;
•
the impact of unanticipated outflows of deposits;

•
potential exposure to fraud, negligence, computer theft, and cyber-crime;
•
adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
•
changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;
•
political developments, including government shutdowns and other significant disruptions and changes in the funding, size, scope and effectiveness of the federal government, its agencies and services;
•
the impact of changes in financial services policies, laws, and regulations, including laws, regulations, and policies concerning taxes, banking, securities, real estate and insurance, and the application thereof by bank regulatory bodies, and the three branches of the federal government;
•
the effect of changes in accounting standards, policies, and practices as may be adopted from time to time;
•
estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Company’s assets and liabilities;
•
geopolitical conditions, including acts or threats of terrorism and/or military conflicts, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;
•
the economic impact of duties, tariffs, or other barriers or restrictions on trade, any retaliatory countermeasures, and the volatility and uncertainty arising therefrom;
•
the occurrence or continuation of widespread health emergencies or pandemics, significant natural disasters, severe weather conditions, ﬂoods and other catastrophic events;
•
the Company’s involvement in, and the outcome of, any litigation, legal proceedings or enforcement actions that may be instituted against the Company; and
•
other risks and factors identified in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in ﬁlings the Company makes from time to time with the U.S. Securities and Exchange Commission (“SEC”).

The foregoing factors should not be considered exhaustive and should be read together with other cautionary statements that are included in filings the Company makes from time to time with the SEC. Any one of these risks or factors could have a material adverse impact on the Company’s results of operations or financial condition, or cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, forward-looking information and statements contained in this release. Moreover, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on its forward-looking statements. Therefore, the

Company cautions not to place undue reliance on its forward-looking information and statements, which speak only as of the date of this release. The Company does not undertake to, and will not, update or revise these forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.

1 Non-GAAP financial measure. Further information can be found at the end of this press release.

Blue Ridge Bankshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share data)	(unaudited) March 31, 2026	December 31, 2025 (1)
Assets
Cash and due from banks	$146,608	$115,949
Federal funds sold	1,451	1,851
Securities available for sale, at fair value	331,914	332,928
Restricted equity investments	18,405	19,016
Other equity investments	4,952	4,910
Other investments	20,916	20,781
Loans held for sale	—	14,769
Loans held for investment, net of deferred fees and costs	1,833,899	1,865,717
Less: allowance for credit losses	(19,184)	(19,444)
Loans held for investment, net	1,814,715	1,846,273
Accrued interest receivable	11,134	10,787
Other real estate owned	1,560	1,683
Premises and equipment, net	21,635	21,549
Right-of-use lease asset	6,326	6,637
Other intangible assets	2,394	2,642
Deferred tax asset, net	22,586	22,721
Other assets	9,450	10,093
Total assets	$2,414,046	$2,432,589
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing demand	$392,067	$398,541
Interest-bearing demand and money market deposits	598,599	612,648
Savings	102,400	100,346
Time deposits	800,008	799,627
Total deposits	1,893,074	1,911,162
FHLB borrowings	150,000	150,000
Subordinated notes, net	14,702	14,716
Lease liability	6,906	7,233
Dividends payable	54,055	6,578
Other liabilities	18,345	19,209
Total liabilities	2,137,082	2,108,898
Commitments and contingencies
Stockholders’ Equity:
Common stock, no par value; 150,000,000 shares authorized at March 31, 2026 and December 31, 2025, respectively; and 89,796,993 and 91,475,278 shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	332,152	331,917
Additional paid-in capital	23,552	23,552
Accumulated deficit	(47,440)	(659)
Accumulated other comprehensive loss, net of tax	(31,300)	(31,119)
Total stockholders’ equity	276,964	323,691
Total liabilities and stockholders’ equity	$2,414,046	$2,432,589

(1) Derived from audited December 31, 2025 Consolidated Financial Statements.

Blue Ridge Bankshares, Inc.
Consolidated Statements of Income (unaudited)
	For the Three Months Ended
(Dollars in thousands, except per common share data)	March 31, 2026	December 31, 2025	March 31, 2025
Interest income:
Interest and fees on loans	$25,709	$27,529	$31,154
Interest on securities, deposit accounts, and federal funds sold	3,680	3,945	4,196
Total interest income	29,389	31,474	35,350
Interest expense:
Interest on deposits	10,760	11,597	14,192
Interest on subordinated notes	291	294	736
Interest on FHLB borrowings	1,432	1,464	1,432
Total interest expense	12,483	13,355	16,360
Net interest income	16,906	18,119	18,990
Recovery of credit losses - loans	(600)	(1,400)	—
Recovery of credit losses - unfunded commitments	—	(100)	—
Total recovery of credit losses	(600)	(1,500)	—
Net interest income after recovery of credit losses	17,506	19,619	18,990
Noninterest income:
Service charges on deposit accounts	632	670	457
Bank and purchase card interchange income, net	545	499	567
Wealth and trust management fees	464	561	454
Swap transaction fees	—	282	—
Residential mortgage banking income	—	13	724
Mortgage servicing rights ("MSRs")	—	(200)	2
Income on sale of MSRs	—	401	—
Fair value adjustments of other equity investments	66	(120)	(73)
Other	641	581	941
Total noninterest income	2,348	2,687	3,072
Noninterest expense:
Salaries and employee benefits	11,057	9,176	12,610
Occupancy and equipment	1,239	1,219	1,381
Technology and communications	1,987	2,077	2,784
Legal and regulatory filings	582	556	439
Advertising and marketing	765	617	191
Audit fees	255	215	578
FDIC insurance	420	421	1,097
Intangible amortization	202	213	244
Other contractual services	202	222	595
Other taxes and assessments	828	907	921
Other	1,204	1,298	2,111
Total noninterest expense	18,741	16,921	22,951
Income (loss) before income taxes	1,113	5,385	(889)
Income tax expense (benefit)	277	1,141	(455)
Net income (loss)	$836	$4,244	$(434)
Basic earnings (loss) per common share	$0.01	$0.05	$(0.01)
Diluted earnings (loss) per common share	$0.01	$0.04	$(0.01)

Blue Ridge Bankshares, Inc.
Quarter Summary of Selected Financial Data (unaudited)

		As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)		March 31,	December 31,	September 30,	June 30,	March 31,
Income Statement Data:		2026	2025	2025	2025	2025
Interest income		$29,389	$31,474	$36,213	$34,736	$35,350
Interest expense		12,483	13,355	14,302	14,895	16,360
Net interest income		16,906	18,119	21,911	19,841	18,990
Recovery of credit losses		(600)	(1,500)	(1,800)	(700)	—
Net interest income after recovery of credit losses		17,506	19,619	23,711	20,541	18,990
Noninterest income		2,348	2,687	3,833	3,244	3,072
Noninterest expense		18,741	16,921	20,041	22,009	22,951
Income (loss) before income taxes		1,113	5,385	7,503	1,776	(889)
Income tax expense (benefit)		277	1,141	1,900	480	(455)
Net income (loss)		836	4,244	5,603	1,296	(434)
Per Common Share Data:
Earnings (loss) per common share - basic		$0.01	$0.05	$0.06	$0.01	$(0.01)
Earnings (loss) per common share - diluted		0.01	0.04	0.06	0.01	(0.01)
Cash dividends per common share		0.60	0.25	—	—	—
Book value per common share		3.13	3.68	4.03	3.88	3.86
Tangible book value per common share - Non-GAAP		3.11	3.65	4.01	3.85	3.83
Balance Sheet Data:
Total assets		$2,414,046	$2,432,589	$2,496,949	$2,555,439	$2,685,084
Average assets		2,423,491	2,473,241	2,535,853	2,630,898	2,721,714
Average interest-earning assets		2,334,674	2,383,573	2,437,542	2,525,835	2,620,725
Loans held for investment ("LHFI")		1,833,899	1,865,717	1,912,726	1,978,585	2,059,710
Allowance for credit losses		19,184	19,444	20,503	21,974	23,126
Purchase accounting adjustments (discounts) on acquired loans		2,473	2,608	2,984	3,388	3,710
Loans held for sale		—	14,769	12,819	12,380	23,624
Securities available for sale, at fair value		331,914	332,928	341,354	327,958	325,401
Noninterest-bearing demand deposits		392,067	398,541	411,100	432,939	452,590
Total deposits		1,893,074	1,911,162	1,951,079	2,010,266	2,129,477
Subordinated notes, net		14,702	14,716	14,731	24,928	39,773
FHLB advances		150,000	150,000	150,000	150,000	150,000
Average interest-bearing liabilities		1,673,077	1,697,083	1,739,014	1,819,735	1,899,315
Total stockholders' equity		276,964	323,691	355,505	344,265	338,289
Average stockholders' equity		324,390	331,888	345,358	339,131	329,684
Weighted average common shares outstanding - basic		88,343	88,037	88,548	88,258	86,003
Weighted average common shares outstanding - diluted		99,758	99,207	99,384	95,903	86,003
Outstanding warrants to purchase common stock	`	24,320	24,320	27,549	27,674	28,690
Financial Ratios:
Return on average assets (1)		0.14%	0.69%	0.88%	0.20%	-0.06%
Return on average equity (1)		1.03%	5.11%	6.49%	1.53%	-0.53%
Total loan to deposit ratio		96.9%	98.4%	98.7%	99.0%	97.8%
Held for investment loan-to-deposit ratio		96.9%	97.6%	98.0%	98.4%	96.7%
Net interest margin (1)		2.90%	3.04%	3.60%	3.15%	2.90%
Yield of LHFI (1)		5.50%	5.66%	6.40%	5.80%	5.70%
Cost of deposits (1)		2.27%	2.40%	2.51%	2.47%	2.62%
Cost of funds (1)		2.42%	2.54%	2.65%	2.63%	2.78%
Efficiency ratio		97.3%	81.3%	77.8%	95.3%	104.0%
Noninterest expense to total assets (1)		3.11%	2.78%	3.21%	3.45%	3.42%
Capital and Asset Quality Ratios:
Average stockholders' equity to average assets		13.4%	13.4%	13.6%	12.9%	12.1%
Allowance for credit losses to LHFI		1.05%	1.04%	1.07%	1.11%	1.12%
Ratio of net (recoveries) charge-offs to average loans outstanding (1)		-0.07%	-0.07%	-0.07%	0.09%	-0.02%
Nonperforming loans to total assets		0.87%	0.98%	1.14%	0.94%	0.93%
Nonperforming assets to total assets		0.94%	1.05%	1.15%	0.95%	0.94%
Nonperforming loans to total loans		1.15%	1.26%	1.48%	1.20%	1.19%

Reconciliation of Non-GAAP Financial Measures (unaudited):

	As of and for the Three Months Ended
(Dollars and shares in thousands, except per common share data)	March 31,	December 31,	September 30,	June 30,	March 31,
Tangible Common Equity and Tangible Book Value Per Common Share:	2026	2025	2025	2025	2025
Common stockholders' equity	$276,964	$323,691	$355,505	$344,265	$338,289
Less: other intangibles, net of deferred tax liability (2)	(1,868)	(2,052)	(2,285)	(2,509)	(2,740)
Tangible common equity (Non-GAAP)	$275,096	$321,639	$353,220	$341,756	$335,549
Total common shares outstanding	89,797	91,475	91,637	92,175	87,778
Less: unvested performance-based restricted stock awards	(1,412)	(3,453)	(3,460)	(3,496)	(109)
Total common shares outstanding, adjusted	88,385	88,022	88,177	88,679	87,669
Book value per common share	$3.13	$3.68	$4.03	$3.88	$3.86
Tangible book value per common share (Non-GAAP)	3.11	3.65	4.01	3.85	3.83

Tangible Common Equity to Tangible Total Assets
Total assets	$2,414,046	$2,432,589	$2,496,949	$2,555,439	$2,685,084
Less: other intangibles, net of deferred tax liability (2)	(1,868)	(2,052)	(2,285)	(2,509)	(2,740)
Tangible total assets (Non-GAAP)	$2,412,178	$2,430,537	$2,494,664	$2,552,930	$2,682,344
Tangible common equity (Non-GAAP)	$275,096	$321,639	$353,220	$341,756	$335,549
Tangible common equity to tangible total assets (Non-GAAP)	11.4%	13.2%	14.2%	13.4%	12.5%

(1) Annualized.
(2) Excludes mortgage servicing rights.